Ex: 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Record Earnings for 2018 and Declares Increased Dividend

CAMBRIDGE, MA. (January 23, 2019) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company (“Cambridge Trust”), today announced net income of $23,881,000 for the year ended December 31, 2018, representing an increase of $9,065,000, or 61.2%, compared to net income of $14,816,000 for the year ended December 31, 2017. Income before income taxes was $31,088,000 for the year ended December 31, 2018, representing an increase of $2,914,000, or 10.3%, compared to $28,174,000 for the same period of last year. Diluted earnings per share were $5.77 for 2018, representing a 59.8% increase over diluted earnings per share of $3.61 for 2017. Earnings in 2017 were impacted by the Tax Cuts and Jobs Act of 2017, which is discussed in more detail below.

For the quarter ended December 31, 2018, net income was $5,306,000, representing an increase of $4,342,000, as compared to net income of $964,000 for the quarter ended December 31, 2017. Income before income taxes was $6,891,000 for the quarter ended December 31, 2018, representing a decrease of $444,000, or 6.1%, compared to $7,335,000 for the same quarter of last year. Diluted earnings per share were $1.28 for the fourth quarter of 2018, representing an increase of $1.05 over diluted earnings per share of $0.23 for the fourth quarter of 2017.

In the fourth quarter of 2018, Cambridge Bancorp, Cambridge Trust, and Optima Bank & Trust Company (“Optima”) entered into a definitive agreement pursuant to which Optima will merge with and into Cambridge Trust in a stock and cash transaction. The transaction is anticipated to close during the second quarter of 2019 and will enhance and expand the Company’s southern New Hampshire presence. Excluding merger and acquisition expenses incurred related to the pending Optima merger, net income would have been $24,026,000 for the year ended December 31, 2018 and $5,451,000 for the quarter ended December 31, 2018. Net income excluding the impact of merger expenses in 2018 and adjusted for the change in tax law in 2017 was increased by $5,341,000, or 28.6%, for the year ended December 31, 2018 and $618,000, or 12.8%, for the quarter ended December 31, 2018.

As previously reported, earnings in 2017 were impacted by the Tax Cuts and Jobs Act of 2017. Effective in 2018, the change in tax law reduced the Company’s federal tax rate from 35% to 21%.  The change in tax law required a one-time non-cash write-down of our net deferred tax assets of $3,869,000 in 2017 as these deferred tax assets were required to be re-measured using the new lower tax rate in 2017. Removing the impact of the charge for the change in tax law, net income would have been $18,685,000 for the year ended December 31, 2017 and $4,833,000 for the quarter ended December 31, 2017. Diluted earnings per share would have been $4.55 for the year ended December 31, 2017 and $1.17 for the quarter ended December 31, 2017.

2018 Highlights as Compared to 2017:

•	Revenue of $96.6 million, an increase of 10.0%
•	Total Assets of $2.1 billion, an increase of $151.5 million, or 7.8%
•	Loan growth of $208.9 million, or 15.5%
•	Core deposit growth of $74.4 million, or 4.6%

“We are pleased to report that the Company had a strong year of growth in 2018 as we exceeded $2 billion in assets,” noted Denis K. Sheahan, Chairman and CEO. “Cambridge Bancorp additionally posted record earnings for the year, with profitability metrics remaining strong producing a return on average assets of 1.21% and return on average shareholders’ equity of 15.35%. Our performance was driven by a continued positive trend in loan growth, which has increased $208.9 million, or 15.5%, from year end 2017, and the ability to maintain our net interest margin in a challenging rising interest rate cycle.”

Balance Sheet

Total assets increased $151.5 million, or 7.8%, from December 31, 2017 and were $2.1 billion as of December 31, 2018.

Total loans increased $208.9 million, or 15.5%, from December 31, 2017 and stood at $1.6 billion as of December 31, 2018. The growth in total loans was due to net loan growth in the commercial real estate, residential real estate, and commercial & industrial portfolios. Commercial real estate loans increased $124.3 million from $633.6 million at December 31, 2017, to $758.0 million at December 31, 2018. Residential real estate loans increased $65.4 million from $538.9 million at December 31, 2017, to $604.3 million at December 31, 2018. Commercial & industrial loans increased $28.4 million from $65.3 million at December 31, 2017, to $93.7 million at December 31, 2018.

The Company’s total investment securities portfolio increased by $13.8 million, or 3.2%, from $437.2 million at December 31, 2017 to $451.0 million at December 31, 2018.

Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $74.4 million, or 4.6% from December 31, 2017. The cost of total deposits for the quarter ended December 31, 2018 was 0.38%, as compared to 0.22% for the quarter ended December 31, 2017. The cost of total deposits for the year ended December 31, 2018 was 0.28%, as compared to 0.19% for the year ended December 31, 2017. Total deposits at December 31, 2018 were $1.8 billion.

Short-term borrowings increased from $0 at December 31, 2017 to $90.0 million at December 31, 2018, as the Company funded strong loan growth during the year.

Net Interest and Dividend Income

For the quarter ended December 31, 2018, net interest and dividend income after provision for loan losses increased by $923,000, or 6.2%, to $15.7 million, as compared to $14.8 million for the quarter ended December 31, 2017. Interest on loans increased by $2.3 million, or 17.5%, which was driven by a combination of the impact of rising rates on our loan portfolio and net loan growth. Provision for loan losses expense increased $713,000 for the quarter ended December 31, 2018 as the Company experienced strong loan growth during the period. The Company’s net interest margin, on a fully taxable equivalent basis, increased six basis points to 3.32% for the quarter ended December 31, 2018, as compared to 3.26% for the quarter ended December 31, 2017.

For the year ended December 31, 2018, net interest and dividend income after provision for loan losses increased by $4.8 million, or 8.5%, to $62.1 million, as compared to $57.2 million for the year ended December 31, 2017. Interest on loans increased by $6.6 million, or 12.7%, which was driven by a combination of the impact of rising rates on our loan portfolio and net loan growth. Provision for loan losses expense increased $1.1 million for the year ended December 31, 2018 as the Company experienced strong loan growth during the period. The Company’s net interest margin, on a fully taxable equivalent basis, increased eight basis points to 3.33% for the year ended December 31, 2018, as compared to 3.25% for the year ended December 31, 2017.

Noninterest Income

Total noninterest income increased by $463,000, or 6.1%, to $8.0 million for the quarter ended December 31, 2018, as compared to $7.6 million for the quarter ended December 31, 2017, primarily as a result of higher loan related derivative income associated with the Company’s interest rate risk strategy and higher Wealth Management revenue. Noninterest income was 32.9% of total revenue for the quarter ended December 31, 2018. Loan related derivative income increased $298,000 for the fourth quarter of 2018, as compared to the fourth quarter of 2017, due to the volume of loan related derivative transactions executed in the fourth quarter of 2018. Wealth Management revenue increased by $195,000, or 3.3%, for the fourth quarter of 2018, as compared to the fourth quarter of 2017, due to higher average assets under management. Wealth Management Assets under Management and Administration decreased by $209.0 million, or 6.8%, to $2.9 billion as of December 31, 2018, as compared to $3.1 billion as of December 31, 2017, primarily as a result of net asset outflows combined with reductions in the equity markets during the year.

Total noninterest income increased by $2.8 million, or 9.1%, to $33.0 million for the year ended December 31, 2018, as compared to $30.2 million for the year ended December 31, 2017, primarily as a result of higher Wealth Management revenue and higher loan related derivative income. Noninterest income was 34.2% of total revenue for year ended December 31, 2018. Wealth Management revenue increased by $2.2 million, or 9.4%, for the year ended December 31, 2018, as compared to the year ended December 31, 2017, due to higher average assets under management during the period. Loan related derivative income increased $871,000 for the year ended December 31, 2018, as compared to the year ended December 31, 2017, due to the volume of loan related derivative transactions executed in 2018.

Noninterest income increases were partially offset by lower gains on loans held for sale of $256,000 for the year ended December 31, 2018, as compared to the year ended December 31, 2017.

Noninterest Expense

Total noninterest expense increased by $1.8 million, or 12.2%, to $16.8 million for the quarter ended December 31, 2018, as compared to $15.0 million for the quarter ended December 31, 2017, primarily driven by higher salaries and benefits expense, marketing expense, data processing expense, and merger expenses. The increase in salaries and benefits of $942,000 was driven by the combination of increased staffing to support business initiatives, higher employee benefit costs including performance based equity compensation, and the current year adoption of accounting guidance (“ASU 2017-07”) for net periodic pension costs and net periodic postretirement benefit costs. The 2018 adoption of ASU 2017-07 required that non-service related pension expense and income items no longer be included in salaries and employee benefits in the Company’s income statement. The non-service related pension expense and income items are instead included in other expenses. Previously reported salaries and employee benefits and other expenses have been restated to reflect the retrospective adoption. The retrospective application for the quarter ended December 31, 2017 was a decrease in salaries and employee benefits and an increase in other expenses of approximately $68,000. The increase of $338,000 in marketing expense was due to the increased focus of growing brand awareness within our markets. The increase of $203,000 in data processing expense was due to investments made in technology. The merger expenses of $201,000 were professional services related to the pending acquisition of Optima.

Total noninterest expense increased by $4.7 million, or 7.9%, to $64.0 million for the year ended December 31, 2018, as compared to $59.3 million for the year ended December 31, 2017, primarily driven by increased salaries and employee benefits expense, marketing expense, data processing expense, and merger expenses. The increase in salaries and benefits expense of $4.8 million was driven by the combination of increased staffing to support business initiatives, higher employee benefit costs including performance based equity compensation, and the adoption of ASU 2017-07. The retrospective application for the twelve months ended December 31, 2017 was a decrease in salaries and employee benefits and an increase in other expenses of approximately $252,000. The increase of $609,000 in marketing was due to costs related to Cambridge Trust’s rebranding efforts, which included the development of a new brand, website, and advertising campaign. The increase of $221,000 in data processing expense was due to investments made in technology. The merger expenses of $201,000 were professional services related to the pending acquisition of Optima.

Noninterest expense increases were partially offset by lower other expenses of $880,000 resulting from the adoption of ASU 2017-07 as discussed above for the twelve months ended December 31, 2018, as compared to the twelve months ended December 31, 2017.

Asset Quality

Loan quality remained sound with non-performing loans totaling $642,000, or 0.04% of total loans outstanding as of December 31, 2018. The allowance for loan losses was $16.8 million, or 1.08% of total loans outstanding at December 31, 2018, compared to $15.3 million, or 1.13% of total loans outstanding at year end 2017. Net loan charge offs remained low at $53,000 for the year ended December 31, 2018, as compared to $303,000 for the year ended December 31, 2017.

Income Taxes

In accordance with the Tax Cuts and Jobs Act of 2017, the Company’s federal statutory corporate tax rate decreased from 35% to 21% effective January 1, 2018. The effective tax rate was 23.0% for the quarter ended December 31, 2018, as compared to 86.9% for the quarter ended December 31, 2017. For the year ended December 31, 2018, the effective tax rate was 23.2%, as compared to 47.4% for the year ended December 31, 2017. Removing the impact of the charge for the change in tax law, the effective tax rate would have been 34.1% for the quarter ended December 31, 2017 and 33.7% for the year ended December 31, 2017.

Dividend & Capital

On January 22, 2019, the Company’s Board of Directors declared an increased quarterly cash dividend of $0.51 per share, which is payable on February 21, 2019 to shareholders of record as of the close of business on February 7, 2019. This represents an increase of $0.01 as compared to the $0.50 dividend paid in the prior quarter.

The Company’s total shareholders’ equity to total assets ratio increased by 36 basis points to 7.95% as of December 31, 2018, as compared to 7.59% as of December 31, 2017. Book value per share grew by $4.43, or 12.2%, to $40.67 as of December 31, 2018, as compared to $36.24 as of December 31, 2017.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 128-year-old Massachusetts chartered commercial bank with approximately $2.1 billion in assets and 10 Massachusetts locations in Cambridge, Boston, Belmont, Concord, Lexington, and Weston. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $2.9 billion in client assets under management and administration. The Wealth Management group maintains offices in Boston, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at www.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: economic conditions being less favorable than expected, disruptions to the credit and financial markets, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, disruptions in the Company’s ability to access the capital markets and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year end December 31, 2017, which the Company filed on March 21, 2018. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED QUARTERLY RESULTS

December 31, 2018

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(dollars in thousands, except per share data)

Interest and Dividend Income	$18,385	$15,744	$69,055	$61,191
Interest Expense	1,975	970	5,467	3,587
Net Interest and Dividend Income	16,410	14,774	63,588	57,604
Provision for Loan Losses	715	2	1,502	362
Noninterest Income	8,038	7,575	32,989	30,224
Noninterest Expense	16,842	15,012	63,987	59,292
Income Before Income Taxes	6,891	7,335	31,088	28,174
Income Tax Expense	1,585	6,371	7,207	13,358
Net Income	$5,306	$964	$23,881	$14,816

Data Per Common Share:
Basic Earnings Per Share	$1.29	$0.24	$5.82	$3.64
Diluted Earnings Per Share	1.28	0.23	5.77	3.61
Dividends Declared Per Share	0.50	0.47	1.96	1.86

Avg. Common Shares Outstanding:
Basic	4,065,681	4,038,948	4,061,529	4,030,530
Diluted	4,102,546	4,073,707	4,098,633	4,065,754

Selected Operating Ratios:
Net Interest Margin, FTE	3.32%	3.26%	3.33%	3.25%
Cost of Funds	0.40%	0.21%	0.28%	0.20%
Cost of Interest Bearing Liabilities	0.59%	0.31%	0.43%	0.29%
Cost of Deposits	0.38%	0.22%	0.28%	0.19%
Return on Average Assets	1.04%	0.20%	1.21%	0.79%
Return on Average Equity	12.95%	2.61%	15.35%	10.47%
Efficiency Ratio	68.89%	67.17%	66.25%	67.51%

			December 31,	December 31,
			2018	2017

Total Assets			$2,101,384	$1,949,934
Total Loans			1,559,772	1,350,899
Non-Performing Loans			642	1,298
Allowance for Loan Losses			16,768	15,320
Allowance to Total Loans			1.08%	1.13%
Total Deposits			1,811,410	1,775,400
Total Shareholders’ Equity			167,026	147,957
Total Shareholders’ Equity to Total Assets			7.95%	7.59%
Wealth Management AUM			2,759,547	2,971,322
Wealth Management AUM & AUA			2,876,702	3,085,669
Book Value Per Share			40.67	36.24

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$18,473	$103,591
Investment securities
Available for sale, at fair value (amortized cost $172,290 and $208,911, respectively)	168,163	205,017
Held to maturity, at amortized cost (fair value $281,310 and $233,554, respectively)	282,869	232,188
Total investment securities	451,032	437,205
Loans held for sale, at lower of cost or fair value	—	—
Loans
Residential mortgage	604,331	538,920
Commercial mortgage	757,957	633,649
Home equity	69,336	74,444
Commercial & Industrial	93,712	65,295
Consumer	34,436	38,591
Total loans	1,559,772	1,350,899
Less: allowance for loan losses	(16,768)	(15,320)
Net loans	1,543,004	1,335,579
Federal Home Loan Bank of Boston Stock, at cost	6,844	4,242
Bank owned life insurance	30,933	31,083
Banking premises and equipment, net	8,578	9,310
Deferred income taxes, net	8,717	8,273
Accrued interest receivable	5,762	5,128
Other assets	28,041	15,523
Total assets	$2,101,384	$1,949,934
Liabilities
Deposits
Demand	$494,492	$493,613
Interest bearing checking	431,702	462,957
Money market	135,585	69,259
Savings	628,212	589,741
Certificates of deposit	121,419	159,830
Total deposits	1,811,410	1,775,400
Short-term borrowings	90,000	—
Long-term borrowings	3,409	3,579
Other liabilities	29,539	22,998
Total liabilities	1,934,358	1,801,977
Shareholders’ Equity
Common stock, par value $1.00; Authorized 10,000,000 shares; Outstanding: 4,107,051 shares and 4,082,188 shares, respectively	4,107	4,082
Additional paid-in capital	38,271	35,663
Retained earnings	131,135	114,093
Accumulated other comprehensive loss	(6,487)	(5,881)
Total shareholders’ equity	167,026	147,957
Total liabilities and shareholders’ equity	$2,101,384	$1,949,934

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$15,623	$13,272	$57,941	$51,238
Interest on tax-exempt loans	92	105	371	496
Interest on taxable investment securities	1,887	1,559	7,457	6,321
Interest on tax-exempt investment securities	587	634	2,404	2,600
Dividends on FHLB of Boston stock	85	53	287	245
Interest on overnight investments	111	121	595	291
Total interest and dividend income	18,385	15,744	69,055	61,191
Interest expense
Interest on deposits	1,733	942	5,023	3,125
Interest on borrowed funds	242	28	444	462
Total interest expense	1,975	970	5,467	3,587
Net interest and dividend income	16,410	14,774	63,588	57,604
Provision for Loan Losses	715	2	1,502	362
Net interest and dividend income after provision for loan losses	15,695	14,772	62,086	57,242
Noninterest income
Wealth management revenue	6,147	5,952	25,191	23,029
Deposit account fees	765	755	3,071	3,142
ATM/Debit card income	305	303	1,180	1,182
Bank owned life insurance income	133	136	526	584
Gain (loss) on disposition of investment securities	—	—	2	(3)
Gain on loans held for sale	17	31	99	355
Loan related derivative income	431	133	1,651	780
Other income	240	265	1,269	1,155
Total noninterest income	8,038	7,575	32,989	30,224
Noninterest expense
Salaries and employee benefits	10,370	9,428	41,212	36,455
Occupancy and equipment	2,336	2,178	9,072	9,114
Data processing	1,329	1,126	5,177	4,956
Professional services	781	724	3,258	3,374
Marketing	860	522	2,229	1,620
FDIC Insurance	137	163	574	629
Merger expenses	201	—	201	—
Other expenses	828	871	2,264	3,144
Total noninterest expense	16,842	15,012	63,987	59,292
Income before income taxes	6,891	7,335	31,088	28,174
Income tax expense	1,585	6,371	7,207	13,358
Net income	$5,306	$964	$23,881	$14,816
Share data:
Weighted average number of shares outstanding, basic	4,065,681	4,038,948	4,061,529	4,030,530
Weighted average number of shares outstanding, diluted	4,102,546	4,073,707	4,098,633	4,065,754
Basic earnings per share	$1.29	$0.24	$5.82	$3.64
Diluted earnings per share	$1.28	$0.23	$5.77	$3.61

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,477,038	$15,623	4.20%	$1,335,652	$13,272	3.94%
Tax-exempt	9,799	116	4.70	12,502	163	5.17
Securities available for sale (3)
Taxable	177,090	753	1.69	212,230	853	1.59
Securities held to maturity
Taxable	194,914	1,134	2.31	140,040	706	2.00
Tax-exempt	75,509	743	3.90	80,057	975	4.83
Cash and due from banks	35,122	111	1.25	60,111	121	0.80
Total interest-earning assets (4)	1,969,472	18,480	3.72%	1,840,592	16,090	3.47%
Non interest-earning assets	78,638			72,940
Allowance for loan losses	(16,318)			(15,511)
Total assets	$2,031,792			$1,898,021
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$392,816	$81	0.08%	$389,305	$47	0.05%
Savings accounts	637,434	993	0.62	613,847	506	0.33
Money market accounts	136,923	336	0.97	62,503	24	0.15
Certificates of deposit	117,165	323	1.09	161,286	365	0.90
Total interest-bearing deposits	1,284,338	1,733	0.54	1,226,941	942	0.30
Other borrowed funds	38,375	242	2.50	6,708	28	1.66
Total interest-bearing liabilities	1,322,713	1,975	0.59%	1,233,649	970	0.31%
Non-interest-bearing liabilities
Demand deposits	521,993			490,618
Other liabilities	24,500			27,328
Total liabilities	1,869,206			1,751,595
Shareholders’ equity	162,586			146,426
Total liabilities & shareholders’ equity	$2,031,792			$1,898,021
Net interest income on a fully taxable equivalent basis		16,505			15,120
Less taxable equivalent adjustment		(180)			(399)
Net interest income		$16,325			$14,721
Net interest spread (5)			3.13%			3.16%
Net interest margin (6)			3.32%			3.26%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2018 and 35% in 2017.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	For the Year Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,407,079	$57,941	4.12%	$1,318,284	$51,238	3.89%
Tax-exempt	10,158	469	4.62	15,057	764	5.07
Securities available for sale (3)
Taxable	194,419	3,202	1.65	248,787	4,011	1.61
Securities held to maturity
Taxable	189,120	4,255	2.25	111,452	2,310	2.07
Tax-exempt	76,966	3,043	3.95	81,528	4,000	4.91
Cash and due from banks	45,365	595	1.31	41,888	291	0.69
Total interest-earning assets (4)	1,923,107	69,505	3.61%	1,816,996	62,614	3.45%
Non interest-earning assets	73,330			73,532
Allowance for loan losses	(15,857)			(15,392)
Total assets	$1,980,580			$1,875,136
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$409,178	$247	0.06%	$394,132	$131	0.03%
Savings accounts	624,421	2,900	0.46	571,659	1,457	0.25
Money market accounts	93,449	597	0.64	68,891	103	0.15
Certificates of deposit	134,007	1,279	0.95	166,410	1,434	0.86
Total interest-bearing deposits	1,261,055	5,023	0.40%	1,201,092	3,125	0.26%
Other borrowed funds	18,671	444	2.38	36,074	462	1.28
Total interest-bearing liabilities	1,279,726	5,467	0.43%	1,237,166	3,587	0.29%
Non-interest-bearing liabilities
Demand deposits	521,091			470,871
Other liabilities	24,217			25,611
Total liabilities	1,825,034			1,733,648
Shareholders’ equity	155,546			141,488
Total liabilities & shareholders’ equity	$1,980,580			$1,875,136
Net interest income on a fully taxable equivalent basis		64,038			59,027
Less taxable equivalent adjustment		(737)			(1,668)
Net interest income		$63,301			$57,359
Net interest spread (5)			3.19%			3.16%
Net interest margin (6)			3.33%			3.25%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2018 and 35% in 2017.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.